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                                                                  Exhibit 21.1


                          Subsidiaries of Laser Power

        The subsidiaries of Laser Power as of the date of this prospectus are:

        1. Laser Power Optics de Mexico S.A. de C.V., located in Tijuana,
           Mexico.

        2. Radius Engineering N.V., located in Ghent, Belgium.